UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2018

SPRING BANK PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-37718	52-2386345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Parkwood Drive, Suite 210

Hopkinton, MA 01748

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (508) 473-5993

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2018, the Board of Directors (the “Board”) of Spring Bank Pharmaceuticals, Inc. (the “Company”) appointed Scott Smith as Chairman of the Board, effective as of January 1, 2019. Mr. Smith is currently a Class III Director and will continue to serve as a member of the Board’s Audit and Nominating and Corporate Governance committees.  Concurrently with Mr. Smith’s appointment, Martin Driscoll resigned as Chairman of the Board. Mr. Driscoll will continue to serve as a member of the Board and the President and Chief Executive Officer of the Company.

Mr. Smith originally joined the Board in August 2018 and most recently served as president and chief operating officer at Celgene Corporation. From 2010 through 2017, he served as an executive vice president and president of Inflammation & Immunology at Celgene.  Mr. Smith will continue to be compensated for his Board service in accordance with the terms of the Company’s Non-Employee Director Compensation Policy.

Unrelated to the change in the Chairman position, on December 12, 2018, Dr. Christiana Bardon resigned from her positions as a member of the Board and the Nominating and Corporate Governance and Science and Technology committees.  Dr. Bardon’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRING BANK PHARMACEUTICALS, INC.

Date: December 18, 2018	By:	/s/ Martin Driscoll
Martin Driscoll
President and Chief Executive Officer